Exhibit 99.3
N E W S R E L E A S E
FOR IMMEDIATE RELEASE
FEBRUARY 21, 2023

CHESAPEAKE ENERGY CORPORATION ANNOUNCES SALE OF SECOND EAGLE FORD PACKAGE FOR $1.4 BILLION

OKLAHOMA CITY, February 21, 2023 – Chesapeake Energy Corporation (NASDAQ:CHK) today announced that it has executed an agreement to sell a portion of its remaining Eagle Ford asset to INEOS Energy for $1.4 billion.

“Today marks another important step on our path to exiting the Eagle Ford as we focus our capital on the premium rock, returns and runway of our Marcellus and Haynesville positions,” said Chesapeake President and Chief Executive Officer Nick Dell’Osso. “We are pleased to have secured an aggregate of $2.825 billion to date and remain actively engaged with other parties regarding the rest of our Eagle Ford position.”

Chesapeake has agreed to sell approximately 172,000 net acres and approximately 2,300 wells in the black oil portion of its Eagle Ford asset primarily in Dimmit, LaSalle and McMullen counties, along with related property, plant and equipment. Average net daily production from these properties was approximately 36,000 barrels of oil equivalent (boe) (81% liquid) during the fourth quarter of 2022. As of December 31, 2022, net proved reserves associated with these properties were approximately 144 million barrels of oil equivalent (mmboe).

Chesapeake expects the transaction will close in the second quarter of 2023, with an effective transaction date of October 1, 2022. The company will receive $1.175 billion upon closing, subject to customary adjustments, with the additional $225 million paid in annual installments of $56.25 million. Chesapeake anticipates the proceeds will be applied to repay borrowings under its revolving credit facility and be available for its share repurchase program.

RBC Capital Markets, Citi, and Evercore are serving as financial advisors, Haynes and Boone, LLP is serving as legal advisor, and DrivePath Advisors is serving as communications advisor to Chesapeake.

Headquartered in Oklahoma City, Chesapeake Energy Corporation is powered by dedicated and innovative employees who are focused on discovering and responsibly developing our leading positions in top U.S. oil and gas plays. With a goal to achieve net zero GHG emissions (Scope 1 and 2) by 2035, Chesapeake is committed to safely answering the call for affordable, reliable, lower carbon energy.

Forward-Looking Statements

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management’s outlook guidance or forecasts of future events, expected natural gas and oil growth trajectory, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, dividend plans, future production and commodity mix, plans and objectives for future operations, ESG initiatives, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in our forward-looking statements are reasonable, they are inherently subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. No assurance can be given that such forward-looking statements will be correct or achieved or that the assumptions are accurate or will not change over time.

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Chris Ayers (405) 935-8870 ir@chk.com	Brooke Coe (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Factors that could cause actual results to differ materially from expected results include those described under “Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include: the ability to execute on our business strategy following emergence from bankruptcy; the impact of the COVID-19 pandemic and its effect on our business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets; risks related to the acquisition of Chief E&D Holdings LP and affiliates of Tug Hill, Inc. (together, “Chief”), including our ability to successfully integrate the business of Chief into the company and achieve the expected synergies from the Chief acquisition within the expected timeframe; the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to fund cash dividends, to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulations on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event.

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. We caution you not to place undue reliance on our forward-looking statements that speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this news release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management’s best judgment only as of the date of this news release.

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